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Pricing Supplement dated January 13, 1999                       Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and                  File No. 333-60913
Prospectus Supplement dated September 3, 1998)



                           TOYOTA MOTOR CREDIT CORPORATION

                            Medium-Term Note - Fixed Rate

________________________________________________________________________________

Principal Amount:  $5,000,000             Trade Date:  January 13, 1999
Issue Price: See "Plan of Distribution"   Original Issue Date:  January 19, 1999
Interest Rate: 5.25%                      Net Proceeds to Issuer:  $4,999,000
Interest Payment Dates: each January 19   Principal's Discount
and July 19, commencing July 19, 1999,                or Commission: 0.02%
Stated Maturity Date:  January 19, 2001

________________________________________________________________________________

Day Count Convention:
     [x]  30/360 for the period from January 19, 1999 to January 19, 2001
     [ ]  Actual/365 for the period from                to
     [ ]  Other (see attached)


   Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: Not applicable
          Initial Redemption Percentage:  Not applicable
          Annual Redemption Percentage Reduction:  Not applicable

Repayment:
     [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
                            ___________________________
                                Merrill Lynch & Co.
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ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc.(the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.98% of the principal amount thereof. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.

          TMCC may apply for listing of the Notes on the New York Stock Exchange. However, there is no assurance that an application for listing will be made or that any trading market for the Notes will develop.